Exhibit 99.1

Bioventus Inc. Reports Fourth Quarter and Full Year 2020 Financial Results; Introduces Full Year 2021 Financial Guidance

DURHAM, NC – March 25, 2021 – Bioventus Inc. (Nasdaq: BVS) (“Bioventus” or the “Company”), a global leader in innovations for active healing, today reported financial results for the fourth quarter and year ended December 31, 2020. This press release presents historical results, for the periods presented, of Bioventus, LLC, the predecessor of Bioventus Inc. for financial reporting purposes.

Fourth Quarter 2020 Financial Results Summary:

•	Net sales of $98.6 million, up $1.0 million, or 1%, year-over-year.

•	Net sales, by geography, is based upon:

•	U.S. net sales of $89.7 million, up $2.8 million, or 3%, year-over-year.

•	International net sales of $8.9 million, down $1.8 million, or 17%, year-over-year. International net sales declined 19% year-over-year on a constant currency basis.*

•	Net sales, by vertical, is based upon:

•	Net sales of osteoarthritic (OA) joint pain treatment and joint preservation products of $52.2 million, down $2.2 million, or 4%, year-over-year.

•	Net sales of minimally invasive fracture treatment products of $27.2 million, up $0.4 million, or 2%, year-over-year.

•	Net sales of bone graft substitutes products of $19.2 million, up $2.8 million, or 17%, year-over-year.

•	Net income from continuing operations of $2.3 million, down $3.1 million, or 58%, year-over-year.

•	Adjusted EBITDA* was $28.2 million, down $2.6 million, or 8% year-over-year.

•	Net income attributable to common unit holders of $0.5 million, down $2.0 million, or 80%, year-over-year.

•	Non-GAAP net income attributable to common unit holders* of $11.4 million, up $1.6 million, or 16%, year-over-year.

Full Year 2020 Financial Results Summary:

•	Net sales of $321.2 million, down $19.0 million, or 6%, year-over-year.

•	Net sales, by vertical, is based upon:

•	Net sales of OA joint pain treatment and joint preservation products of $171.2 million, down $10.9 million, or 6.0%, year-over-year.

•	Net sales of minimally invasive fracture treatment products of $88.6 million, down $14.9 million, or 14%, year-over-year.

•	Net sales of bone graft substitutes products of $61.4 million, up $6.8 million, or 12%, year-over-year.

•	Net income from continuing operations of $14.7 million, up $6.6 million, or 81%, year-over-year.

•	Adjusted EBITDA of $72.4 million, down $6.7 million, or 9% year-over-year.

•	Net income (loss) attributable to common unit holders of $4.4 million, up $5.0 million, year-over-year.

•	Non-GAAP net income attributable to common unit holders of $37.1 million, up $8.4 million, year-over-year.

*	See below under “Use of Non-GAAP Financial Measures” for a definition and reconciliation of this measure.

Fourth Quarter 2020 and Recent Highlights:

•

On November 10, 2020, the Company announced that beginning January 1, 2021, Bioventus will gain preferred access through the CVS Caremark Formulary, to DUROLANE®, GELSYN-3® and SUPARTZ FX®, for the treatment of knee OA pain.

•

On November 16, 2020, the Company announced the appointment of Chris Yamamoto as Senior Vice President of Business Development and Strategy. Yamamoto is responsible for developing a business development growth strategy for the Company that is accretive to the company’s current organic growth and executing deals that will drive long-term value and further the Company’s mission of helping patients regain active lifestyles.

•

On November 18, 2020, the Company announced that it received authorization to proceed under its investigational new drug application from the U.S. Food and Drug Administration (the “FDA”), allowing it to proceed to clinical trials of PTP-001. PTP-001 (commercial trade name MOTYS™) is a placental tissue particulate comprised of amnion, chorion and umbilical cord from full-term, healthy births and is provided sterile in micronized form. Bioventus plans to evaluate the safety and efficacy of PTP-001 to treat osteoarthritis of the knee through an open-label, dose-escalation study. Further, on March 11, 2021, the Company announced that the first patients had been enrolled and dosed in its Phase 1 open-label, dose-escalation study of MOTYS (PTP-001) with Dr. Shailesh Patel, M.D. at Coastal Carolina Research Center, South Carolina.

•

On January 19, 2021, the Company announced the appointment of Miguel O. Beltrán-Delgado as Senior Vice President of Operations. Beltrán-Delgado is responsible for continual improvement of operations including driving productivity while continuing to meet evolving quality standards, reducing cycle times and optimizing the Company’s manufacturing and supply chain footprint.

•

On March 4, 2021, the Company announced the appointment of Larry Chen as Managing Director of China and Asia Pacific. Based in Shenzhen, China, he is responsible for significantly increasing penetration of Bioventus products across key Asia Pacific markets, with a focus on China.

“Bioventus finished 2020 with improved momentum in our overall business with second half net sales increasing 3% year-over-year, and fourth quarter net sales increasing 15% on a quarter-over-quarter basis, as we continued to rebound from the global pandemic,” stated Ken Reali, Chief Executive Officer of Bioventus. “We are proud of the strong operating and financial performance we delivered in 2020, despite the unprecedented challenges presented by the external environment. We believe this performance is a direct result of our results oriented culture at Bioventus and the focus by our team on our mission to make a difference by helping patients resume and enjoy active lives.”

Mr. Reali continued: “The substantial improvements in our execution and operating achievements that we delivered in 2020 have continued in 2021. We have significantly enhanced our balance sheet and financial condition with the net proceeds raised in our IPO in February and believe we are well positioned to execute our growth strategy going forward. We introduced financial guidance for 2021 that reflects revenue growth in the range of 12% to 16% year-over-year, fueled primarily by anticipated strong global growth in sales of our leading portfolio of PMA-approved therapies for OA joint pain and our portfolio of clinically efficacious and cost effective bone graft substitutes and continuing to build on our minimally invasive fracture treatment franchise. Importantly, we look forward to potential acceleration in our multi-year growth profile fueled by continued progress in our clinical, product development and new product pipeline and our pursuit of in-organic business development opportunities that are accretive to our long-term growth profile and leverage our significant customer presence across orthopedics, broaden our portfolio and increase our global footprint.”

Presentation & Initial Public Offering:

•	This press release presents historical results, for the periods presented, of Bioventus, LLC, the predecessor of Bioventus Inc. for financial reporting purposes.

•

The financial results of Bioventus Inc. have not been included in this press release as it had no material assets or liabilities and no material business transactions or activities during the periods presented.

•

On February 16, 2021, the Company successfully closed its initial public offering (“IPO”) of common stock at a price to the public of $13.00 per share. The Company issued 9,200,000 shares of Class A common stock, which included 1,200,000 shares sold to the underwriters pursuant to their over-allotment option, and received net proceeds of approximately $111.2 million, after underwriter discounts and commissions.

•

Accordingly, these historical results do not purport to reflect what the results of operations of Bioventus Inc. would have been had the IPO and related transactions occurred prior to such periods. For example, these historical results reference LLC common units and not common stock, and do not reflect the attribution of net income to non-controlling interest or the provision for corporate income taxes on the income attributable to Bioventus Inc. that the Company expects to recognize in future periods.

Fourth Quarter 2020 Financial Results:

The following table represents net sales by geographic region, and by vertical, for the three months ended December 31, 2020 and December 31, 2019, respectively:

	Three Months Ended December 31,		Change
($ thousands, except for percentage)	2020	2019	$	%
By Geographic Region:
U.S.	$89,675	$86,844	$2,831	3.3%
International	8,916	10,710	(1,794)	(16.8%)

Net Sales	$98,591	$97,554	$1,037	1.1%

By Vertical:
OA joint pain treatment and joint preservation	$52,246	$54,459	$(2,213)	(4.1%)
Minimally invasive fracture treatment	27,191	26,755	436	1.6%
Bone graft substitutes	19,154	16,340	2,814	17.2%

Net Sales	$98,591	$97,554	$1,037	1.1%

Net sales of $98.6 million, compared to $97.6 million for the fourth quarter of 2019, an increase of $1.0 million, or 1%, year-over-year. The increase in net sales, by geography, was driven by an increase of $2.8 million, or 3%, year-over-year, in U.S. net sales, partially offset by a decrease of $1.8 million, or 17%, year-over-year, in international net sales. International net sales for the fourth quarter ended December 31, 2020 declined 19% year-over-year on a constant currency basis. The increase in net sales, by vertical, was driven by an increase of $2.8 million, or 17%, year-over-year, in bone graft substitutes sales and an increase of $0.4 million, or 2%, year-over-year, in minimally invasive fracture treatment sales, partially offset by a decrease of $2.2 million, or 4%, year-over-year, in OA joint pain treatment and joint preservation sales.

Gross profit was $73.5 million, or 74.5% of net sales, compared to $73.4 million, or 75.3% of net sales, for the fourth quarter of 2019, an increase of 0.1%, year-over-year. Non-GAAP gross profit* was $78.6 million, or 79.7% of net sales, compared to $78.7 million, or 80.7% of net sales, for the fourth quarter of 2019, a decrease of $0.1 million, or 0.1%, year-over-year.

*	See below under “Use of Non-GAAP Financial Measures” for a definition and reconciliation of this measure.

Operating income was $5.9 million, compared to $13.7 million for the fourth quarter of 2019, a decrease of $7.8 million, or 57%, year-over-year. Operating margin was 6.0% of net sales, compared to 14% of net sales for the fourth quarter of 2019. Non-GAAP operating income* was $17.0 million, compared to $21.0 million for the fourth quarter of 2019, a decrease of $3.9 million, or 19%, year-over-year. Non-GAAP operating margin3 was 17.3% of net sales, compared to 21.5% of net sales for the fourth quarter of 2019.

Total other expense was $2.8 million, compared to $7.5 million for the fourth quarter of 2019, a decrease of $4.7 million, or 63%, year-over-year, primarily due to decreased debt interest resulting from refinancing our debt in December 2019 as well as the decline in interest rates. Income tax expense was $0.9 million, compared to $0.9 million in the fourth quarter of 2019.

Net income from continuing operations was $2.3 million, or $0.46 per common unit, compared to $5.3 million, or $1.08 per common unit, for the fourth quarter of 2019, a decrease of $3.1 million, or 58%, year-over-year.

Adjusted EBITDA was $28.2 million, compared to $30.7 million for the fourth quarter of 2019, a decrease of $2.6 million, or 8%, year-over-year.

Net income attributable to common unit holders was $0.5 million, or $0.10 per common unit, compared to $2.5 million, or $0.52 per common unit, for the fourth quarter of 2019, a decrease of $2.0 million, or 80%, year-over-year.

Non-GAAP net income attributable to common unit holders was $11.4 million, or $2.32 per common unit, compared to $9.8 million, or $2.00 per common unit, for the fourth quarter of 2019, an increase of $1.6 million, or 16%, year-over-year.

As of December 31, 2020, the Company had $86.8 million in cash and cash equivalents and $188.4 million in debt obligations, compared to $64.5 million in cash and cash equivalents and $198.0 million in debt obligations as of December 31, 2019.

[3]	See below under “Use of Non-GAAP Financial Measures” for a definition and reconciliation of this measure.

Full Year 2020 Financial Results:

The following table represents net sales by geographic region, and by vertical, for the twelve months ended December 31, 2020 and December 31, 2019, respectively:

	Twelve Months Ended December		Change
($ thousands, except for percentage)	2020	2019	$	%
By Geographic Region:
U.S.	$293,697	$305,072	$(11,375)	(3.7%)
International	27,464	35,069	(7,605)	(21.7%)

Net Sales	$321,161	$340,141	$(18,980)	(5.6%)

By Vertical:
OA joint pain treatment and joint preservation	$171,178	$182,082	$(10,904)	(6.0%)
Minimally invasive fracture treatment	88,624	103,504	(14,880)	(14.4%)
Bone graft substitutes	61,359	54,555	6,804	12.5%

Net Sales	$321,161	$340,141	$(18,980)	(5.6%)

Net sales of $321.2 million, compared to $340.1 million for the year ended December 31, 2019, a decrease of $19.0 million, or 6%, year-over-year. The decrease in net sales, by geography, was driven by a decrease of $11.4 million, or 4%, year-over-year, in U.S. net sales and a decrease of $7.6 million, or 22%, year-over-year, in international net sales. International sales for the year ended December 31, 2020 declined 22% year-over-year on a constant currency basis. The decrease in net sales, by vertical, was driven by a decrease of $14.9 million, or 14%, year-over-year, in minimally invasive fracture treatment sales, a decrease of $10.9 million, or 6%, year-over-year, in OA joint pain treatment and joint preservation sales, partially offset by an increase of $6.8 million, or 12%, year-over-year, in bone graft substitutes sales.

Net income from continuing operations was $14.7 million, or $3.00 per common unit, compared to $8.1 million, or $1.66 per common unit, for the year ended December 31, 2019, an increase of $6.6 million, or 81%, year-over-year.

Adjusted EBITDA was $72.4 million, compared to $79.2 million for the year ended December 31, 2019, a decrease of $6.7 million, or 9%, year-over-year.

Net income attributable to common unit holders was $4.4 million, or $0.89 per common unit, compared to a Net loss attributable to common unit holders of ($0.7 million), or ($0.13) per common unit, for the year ended December 31, 2019, an increase of $5.0 million year-over-year.

Non-GAAP net income attributable to common unit holders was $37.1 million, or $7.56 per common unit, compared to $28.6 million, or $5.84 per common unit, for the year ended December 31, 2019, an increase of $8.4 million, year-over-year.

Full Year 2021 Financial Guidance:

For the twelve months ending December 31, 2021, the Company expects:

•	Net sales of $360 million to $372 million.

•	Net income attributable to common shareholders of $15 million to $19 million.

•	Non-GAAP net income attributable to common shareholders of $43 million to $46 million.

•	Adjusted EBITDA of $79 million to $83 million.

Fourth Quarter 2020 Earnings Conference Call:

Management will host a conference call to discuss its financial results and provide a business update, with a question and answer session, at 5:00 p.m. Eastern Time on March 25, 2021. Those who would like to participate may dial 844-945-2085 (442-268-1266 for international callers) and provide access code 2158468. A live webcast of the call and any accompanying materials will also be provided on the investor relations section of the Company’s website at https://ir.bioventus.com/.

The webcast will be archived on the Company’s website at https://ir.bioventus.com/ and available for replay until March 25, 2022.

About Bioventus

Bioventus delivers clinically proven, cost-effective products that help people heal quickly and safely. Its mission is to make a difference by helping patients resume and enjoy active lives. The Innovations For Active Healing from Bioventus include offerings for osteoarthritis, surgical and non-surgical bone healing. Built on a commitment to high quality standards, evidence-based medicine and strong ethical behavior, Bioventus is a trusted partner for physicians worldwide. For more information, visit www.bioventus.com and follow the company on LinkedIn and Twitter. Bioventus and the Bioventus logo are registered trademarks of Bioventus LLC.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements concerning our business strategy, position and operations; expected tax treatment, sales trends, opportunities and growth; the ongoing COVID-19 pandemic; the expected benefits and impact of Bioventus’ products, including in certain regions, and biologic drug candidates; and the Company’s financial guidance and expected financial performance. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release include, but are not limited to, statements about the adverse impacts on our business as a result of the COVID-19 pandemic; our dependence on a limited number of products; our ability to develop, acquire and commercialize new products, line extensions or expanded indications; the continued and future acceptance of our existing portfolio of products and any new products, line extensions or expanded indications by physicians, patients, third-party payers and others in the medical community; our ability to differentiate the hyaluronic acid (“HA”) viscosupplementation therapies we own or distribute from alternative therapies for the treatment of osteoarthritic; the proposed down-classification of non-invasive bone growth stimulators, including our Exogen system, by the FDA; our ability to achieve and maintain adequate levels of coverage and/or reimbursement for our products, the procedures using our products, or any future products we may seek to commercialize; our ability to complete acquisitions or successfully integrate new businesses, products or technologies in a cost-effective and non-disruptive manner; competition against other companies; the negative impact on our ability to market our HA products due to the reclassification of HA products from medical devices to drugs in the United States by the FDA; our ability to attract, retain and motivate our senior management and qualified personnel; our ability to continue to research, develop and manufacture our products if our facilities are damaged or become inoperable; failure to comply with the extensive government regulations related to our products and operations; enforcement actions if we engage in improper claims submission practices or in improper marketing or promotion of our products; the FDA regulatory process and our ability to obtain and maintain required regulatory clearances and approvals; failure to comply with the government regulations that apply to our human cells, tissues and cellular or tissue-based products; the clinical studies of any of our future products that do not product results necessary to support regulatory clearance or approval in the United States or elsewhere; and the other risks identified in the Risk Factors section of the Company’s public filings with the Securities and Exchange Commission (“SEC”), including Bioventus’ 424(b)(4) prospectus filed on February 12, 2021 in connection with the Company’s initial public offering, as such factors may be updated from time to time in Bioventus’ other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of Bioventus’ website at ir.bioventus.com. Except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection, or forward-looking statement. Actual results may differ materially from those set forth in the forward-looking statements.

BIOVENTUS LLC

Consolidated balance sheets

December 31, 2020 and 2019

(Amounts in thousands, unaudited)

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$86,839	$64,520
Accounts receivable, net	88,283	85,128
Inventory	29,120	27,326
Prepaid and other current assets	7,552	6,059

Total current assets	211,794	183,033
Property and equipment, net	6,879	4,489
Goodwill	49,800	49,800
Intangible assets, net	191,650	216,510
Operating lease assets	14,961	15,267
Investment and other assets	19,382	3,308

Total assets	$494,466	$472,407

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$4,422	$6,440
Accrued liabilities	88,187	52,827
Accrued equity-based compensation	11,054	15,547
Current portion of long-term debt	15,000	10,000
Other current liabilities	3,926	4,201

Total current liabilities	122,589	89,015
Long-term debt, less current portion	173,378	187,965
Accrued equity-based compensation, less current portion	29,249	25,255
Deferred tax liability	3,362	3,874
Other long-term liabilities	21,728	20,681

Total liabilities	350,306	326,790
Commitments and contingencies
Members’ equity (preferred unit liquidation preference of $210,576 and $204,443 at December 31, 2020 and 2019, respectively)	285,173	285,147
Accumulated other comprehensive income (loss)	1,607	(465)
Accumulated deficit	(144,539)	(141,700)

Equity attributable to unit holders	142,241	142,982
Noncontrolling interest	1,919	2,635

Total members’ equity	144,160	145,617

Total liabilities and members’ equity	$494,466	$472,407

BIOVENTUS LLC

Consolidated statements of operations and comprehensive income

(Amounts in thousands, except unit and per unit data, unaudited)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Net sales	$98,591	$97,554	$321,161	$340,141
Cost of sales (including depreciation and amortization of $5,093, $5,249, $21,169, and $22,399 respectively)	25,121	24,125	87,642	90,935

Gross profit	73,470	73,429	233,519	249,206
Selling, general and administrative expense	61,974	54,454	193,078	198,475
Research and development expense	2,891	3,144	11,202	11,055
Restructuring costs	563	35	563	575
Depreciation and amortization	2,134	2,093	7,439	7,908

Operating income	5,908	13,703	21,237	31,193
Interest expense	2,656	7,644	9,751	21,579
Other loss (income)	111	(146)	(4,428)	(75)

Other expense	2,767	7,498	5,323	21,504

Income from continuing operations before income taxes	3,141	6,205	15,914	9,689
Income tax expense	890	892	1,192	1,576

Net income from continuing operations	2,251	5,313	14,722	8,113
Loss from discontinued operations, net of tax	—	199	—	1,815

Net income	2,251	5,114	14,722	6,298
Loss attributable to noncontrolling interest	525	523	1,689	553

Net income attributable to unit holders	2,776	5,637	16,411	6,851
Other comprehensive income (loss), net of tax
Change in prior service cost and unrecognized loss for defined benefit plan adjustment	(54)	(78)	(54)	(78)
Change in foreign currency translation adjustments	1,439	255	2,126	(322)

Other comprehensive income (loss)	1,385	177	2,072	(400)

Comprehensive income	$4,161	$5,814	$18,483	$6,451

Net income from continuing operations attributable to unit holders	$2,776	$5,836	$16,411	$8,666
Accumulated and unpaid preferred distributions	(1,608)	(1,534)	(6,133)	(5,955)
Net income allocated to participating shareholders	(670)	(1,555)	(5,895)	(1,555)

Net income from continuing operations attributable to common unit holders	498	2,747	4,383	1,156
Loss from discontinued operations, net of tax	—	199	—	1,815

Net income (loss) attributable to common unit holders	$498	$2,548	$4,383	$(659)

Net income (loss) per unit attributable to common unit holders-basic and diluted
Net income from continuing operations	$0.10	$0.56	$0.89	$0.24
Loss from discontinued operations, net of tax	—	0.04	—	0.37

Net income (loss) attributable to common unit holders	$0.10	$0.52	$0.89	($0.13)

Weighted average units used in computing basic and diluted net income (loss) per common unit	4,900,000	4,900,000	4,900,000	4,900,000

BIOVENTUS LLC

Consolidated statements of cash flows

Years ended December 31, 2020 and 2019

(Amounts in thousands, unaudited)

	2020	2019
Operating activities:
Net income	$14,722	$6,298
Net loss from discontinued operations	—	1,815

Net income from continuing operations	14,722	8,113
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation and amortization	28,643	30,316
Payment of contingent consideration in excess of amount established in purchase accounting	—	(945)
Provision for expected credit losses	1,215	2,242
Profits interest plan, liability-classified and other equity awards compensation	10,103	10,844
Change in fair value of Equity Participation Rights unit	644	565
Change in fair value of interest rate swap	1,599	—
Deferred income taxes	(511)	(348)
Amortization of debt discount and capitalized loan fees, net	543	1,583
Loss on debt retirement and modification	—	3,352
Other, net	(67)	395
Changes in operating assets and liabilities:
Accounts receivable	(3,941)	(14,909)
Inventories	(528)	(1,427)
Accounts payable and accrued expenses	20,510	6,646
Other current assets and liabilities	(733)	(3,882)

Net cash provided by operating activities from continuing operations	72,199	42,545
Net cash used in operating activities of discontinued operations	(400)	(1,832)

Net cash provided by operating activities	71,799	40,713
Investing activities:
Investment and acquisition of distribution rights	(16,579)	(6,000)
Acquisition of VIE	—	430
Purchase of property and equipment	(4,093)	(2,342)

Net cash used in investing activities from continuing operations	(20,672)	(7,912)
Net cash provided by investing activities from discontinued operations	172	—

Net cash used in investing activities	(20,500)	(7,912)
Financing activities:
Borrowing on revolver	49,000	—
Payment on revolver	(49,000)	—
Proceeds from the issuance of long-term debt, net of issuance costs	—	198,134
Payments on long-term debt	(10,000)	(199,500)
Other	317	(448)
Distribution to members	(19,886)	(9,137)

Net cash used in financing activities	(29,569)	(10,951)
Effect of exchange rate changes on cash	589	(104)

Net change in cash and cash equivalents	22,319	21,746
Cash and cash equivalents at the beginning of the period	64,520	42,774

Cash and cash equivalents at the end of the period	$86,839	$64,520

Use of Non-GAAP Financial Measures

International Net Sales Growth on a Constant Currency Basis

International Net Sales Growth on a Constant Currency Basis is a non-GAAP measure, which is calculated by translating current and prior year results at the same foreign currency exchange rate. Constant currency can be presented for numerous GAAP measures, but is most commonly used by management to facilitate the comparison of international net sales to prior periods and analyze net sales performance without the impact of changes in foreign currency exchange rates.

Adjusted EBITDA, Non-GAAP Gross Profit, Non-GAAP Gross Margin, Non-GAAP Operating Income, and Non-GAAP Net Income Attributable to Common Unit Holders

We present Adjusted EBITDA, Non-GAAP Gross Profit, Non-GAAP Gross Margin, Non-GAAP Operating Income, Non-GAAP Operating Expense and Non-GAAP Net Income Attributable to Common Unit Holders, all non-GAAP financial measures, to supplement our financial reporting, because we believe these measures are useful indicators of our operating performance.

We define Adjusted EBITDA as net income (loss) from continuing operations before depreciation and amortization, provision of income taxes and interest expense, adjusted for the impact of certain cash, non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity compensation, change in fair value of contingent consideration, COVID-19 benefits, succession and transition charges, loss on impairment of intangible assets, losses associated with debt refinancing, restructuring costs, foreign currency impact and other non-recurring costs. See the table below for a reconciliation of net income from continuing operations to Adjusted EBITDA. Our management uses Adjusted EBITDA principally as a measure of our operating performance and believes that Adjusted EBITDA is useful to our investors because it is frequently used by securities analysts, investors and other interested parties frequently use it in their evaluation of the operating performance of companies in industries similar to ours. Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections.

Our management uses Non-GAAP Gross Profit, Non-GAAP Gross Margin, Non-GAAP Operating Income, and Non-GAAP Net Income Attributable to Common Unit Holders principally as measures of our operating performance and believe that these non-GAAP financial measures are useful to better understand the long term recurring performance of our core business and to facilitate comparison of our results to those of peer companies. Our management also uses these non-GAAP financial measures for planning purposes, including the preparation of our annual operating budget and financial projections.

We define Non-GAAP Gross Profit as gross profit, adjusted for the impact of certain cash, non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include depreciation and amortization included in the cost of goods sold. We define Non-GAAP Gross Margin as the calculated ratio of Non-GAAP Gross Profit to net sales. See the table below for a reconciliation of gross profit and gross margin to Non-GAAP Gross Profit and Gross Margin.

We define Non-GAAP Operating Income as operating income, adjusted for the impact of certain cash, non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include depreciation and amortization included in the cost of goods sold, amortization in operating expenses, COVID-19 expenses, succession and transition charges, restructuring costs and other non-recurring costs. See the table below for a reconciliation of Operating Income and operating margin to Non-GAAP Operating Income and Non-GAAP Operating Margin.

We define Non-GAAP Net Income Attributable to Common Unit Holders as net income attributable to common unit holders, adjusted for the impact of certain cash, non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include depreciation and amortization included in the cost of goods sold, amortization in operating expenses, COVID-19 expense and income, succession and transition charges, losses associated with debt retirement and modification, restructuring costs, and other non-recurring costs. See the table below for a reconciliation of net income attributable to common unit holders to Non-GAAP Net Income Attributable to Common Unit Holders.

Reconciliation of Net Income from continuing operations to Adjusted EBITDA (unaudited)

($, thousands)	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Net Income from continuing operations	$2,251	$5,313	$14,722	$8,113
Depreciation and amortization (a)	6,854	7,344	28,643	30,316
Income tax expense	890	892	1,192	1,576
Interest expense	2,656	7,644	9,751	21,579
Equity compensation (b)	9,484	7,592	10,103	10,844
COVID-19 benefits, net (c)	35	—	(4,123)	—
Succession and transition charges (d)	264	—	5,609	—
Restructuring costs (e)	563	35	563	575
Foreign currency impact (f)	(59)	(138)	(117)	8
Equity loss in unconsolidated investments (g)	467	—	467	—
Other non-recurring costs (h)	4,749	2,023	5,633	6,177

Adjusted EBITDA	$28,154	$30,705	$72,443	$79,188

(a)

Includes for the years ended December 31, 2020 and 2019, depreciation and amortization of $21.2 million and $22.4 million in cost of sales and also includes $7.4 million and $7.9 million, respectively, and for the quarters ended December 31, 2020 and 2019, depreciation and amortization of $5.1 million and $5.2 million in cost of sales, and also includes $1.8 million and $2.1 million, respectively, presented in the consolidated statements of operations and comprehensive income (loss), with the balance in research and development.

(b)	Represents compensation as well as the change in fair market value resulting from two equity-based compensation plans, the Management Incentive Plan and the Phantom Profits Interest Plan.
(c)

Represents income resulting from the Coronavirus Aid, Relief and Economic Security (“CARES”) Act offset by additional cleaning and disinfecting expenses and contract termination fees for canceled events.

(d)	Primarily represents costs related to the CEO transition.
(e)

Represents costs related to a shift from direct to an indirect distribution model in our International business to improve performance. Various international subsidiaries were dissolved and or merged into other Bioventus LLC entities.

(f)

Foreign currency impact represents realized and unrealized gains and losses from fluctuations in foreign currency and is included within other (income) loss in the consolidated statements of operations and comprehensive income (loss).

(g)	Represents our share in the losses of CartiHeal for the year and quarter ended December 31, 2020.
(h)

Other non-recurring items in 2020 includes settlement and legal costs of $1.9 million with the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”). The remaining balance in 2020 and the activity in 2019 primarily consists of charges associated with potential strategic transactions, such as potential acquisitions and preparing to become a public company, primarily accounting and legal fees.

Reconciliation of Net income attributable to common unit holders to Non-GAAP Net income attributable to common unit holders (unaudited)

($, thousands)	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Net income attributable to common unit holders	$498	$2,548	$4,383	$(659)
Depreciation & amortization included in cost of goods sold	5,093	5,249	21,168	22,399
Amortization included in operating expenses	1,331	1,599	5,868	5,927
Loss on debt retirement and modification (a)	—	367	—	367
COVID-19 expense (b)	299	—	576	—
COVID-19 income (c)	(264)	—	(4,699)	—
Succession and transition charges (d)	264	—	5,609	—
Restructuring costs (e)	563	35	563	575
Other non-recurring items (f)	3,590	—	3,590	—

Non-GAAP Net income attributable to common unit holders	$11,374	$9,798	$37,058	$28,609

Reconciliation of Net Income attributable to common unit holders per common unit to Non-GAAP Net Income attributable to common unit holders per common unit (unaudited)

	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Weighted average common Units used in computing basic and diluted net income per common Unit	4,900,000	4,900,000	4,900,000	4,900,000
Net income attributable to common unit holders per basic and diluted common Unit	$0.10	$0.52	$0.89	$(0.13)
Depreciation & amortization included in cost of goods sold	1.04	1.07	4.32	4.57
Amortization included in operating expenses	0.27	0.33	1.20	1.21
Loss on debt retirement and modification (a)	—	0.07	—	0.07
COVID-19 expense (b)	0.06	—	0.12	—
COVID-19 income (c)	(0.05)	—	(0.96)	—
Succession and transition charges (d)	0.05	—	1.14	—
Restructuring costs (e)	0.11	0.01	0.11	0.12
Other non-recurring items (f)	0.73	—	0.73	—

Non-GAAP Net income attributable to common unit holders per basic and diluted common Unit	$2.32	$2.00	$7.56	$5.84

(a)	Represents charges with our 2019 debt refinancing that were included in selling, general and administrative expense on the consolidated statements of operations and comprehensive income (loss).
(b)	Additional cleaning and disinfecting expenses and contract termination fees for canceled events included in operating expenses.
(c)	Represents income resulting from the CARES Act.
(d)	Primarily represents costs related to the CEO transition.
(e)

Represents costs related to a shift from direct to an indirect distribution model in our International business to improve performance. Various international subsidiaries were dissolved and or merged into other Bioventus LLC entities.

(f)	Other non-recurring items in 2020 primarily includes settlement and legal costs of $1.9 million with the OIG.

Reconciliation of Gross Profit to Non-GAAP Gross Profit and Gross Margin to Non-GAAP Gross Margin (unaudited)

($, thousands)	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Gross Profit	73,470	73,429	233,519	249,206
Gross Margin	74.5%	75.3%	72.7%	73.3%
Depreciation & Amortization included in cost of goods sold	5,093	5,249	21,168	22,399
Non-GAAP Gross Profit	78,564	78,678	254,687	271,605

Non-GAAP Gross Margin	79.7%	80.7%	79.3%	79.9%

Reconciliation of Operating Income to Non-GAAP Operating Income and Operating Margin to Non-GAAP Operating Margin (unaudited)

($, thousands)	Three Months Ended December 31, 2020	Three Months Ended December 31, 2019	Twelve Months Ended December 31, 2020	Twelve Months Ended December 31, 2019
Operating Income	5,908	13,703	21,237	31,193
Operating Margin	6.0%	14.0%	6.6%	9.2%
Depreciation & Amortization included in cost of goods sold	5,093	5,249	21,168	22,399
Amortization included in operating expenses	1,331	1,599	5,868	5,927
Succession and transition charges (a)	264	—	5,609	—
Restructuring costs (b)	563	35	563	575
COVID-19 expense (c)	299	—	576	—
Other non-recurring items (d)	3,590	367	3,590	367

Non-GAAP Operating Income	17,048	20,953	58,611	60,462
Non-GAAP Operating Margin	17.3%	21.5%	18.2%	17.8%

(a)	Primarily represents costs related to the CEO transition.
(b)

Represents costs related to a shift from direct to an indirect distribution model in our International business to improve performance. Various international subsidiaries were dissolved and or merged into other Bioventus LLC entities.

(c)	Additional cleaning and disinfecting expenses and contract termination fees for canceled events included in operating expenses.
(d)	Other non-recurring items in 2020 primarily includes settlement and legal costs of $1.9 million with the OIG.

Reconciliation of Guidance Range for Net Income to Common Shareholders to Non-GAAP Net Income to Common Shareholders

for the twelve months ending December 31, 2021

($, thousands)	2021 Guidance Low	2021 Guidance High
Net income attributable to common shareholders	15,349	19,317

Plus: Amortization included in cost of goods sold	22,260	21,260
Plus: Amortization included in operating expenses	5,323	5,323

Non-GAAP Net income attributable to common shareholders	42,932	45,900

Reconciliation of Guidance Range for Net Income from continuing operations to Adjusted EBITDA for the twelve months ending December 31, 2021

($, thousands)	2021 Guidance Low	2021 Guidance High
Net Income from continuing operations	13,958	17,926

Depreciation and amortization	30,000	29,000
Income tax expense	5,162	6,630
Interest expense	3,400	2,900
Equity compensation	21,500	22,500
Other non-recurring costs (a)	5,000	4,000

Adjusted EBITDA	79,020	82,956

(a)	Represents anticipated charges in connection with potential strategic investments.

Investor Inquiries:

Mike Piccinino, CFA, IRC

Westwicke/ICR

Investor.relations@bioventus.com

Press and Media Inquiries:

Bioventus

Thomas Hill

thomas.hill@bioventus.com